Exhibit 99.1
January 23, 2024

Fellow shareholders,

Summary:

•We’ve just ended our first year with Ted and Greg as co-CEOs and, under their leadership, Netflix achieved the key financial objectives we set at the start of 2023. We’ve:
◦Accelerated our growth, exiting the year with 12% revenue growth, up from 6% in 2022;
◦Grown our FY23 operating margin to 21% from 18% in 2022, ahead of our 20% target;
◦Increased our free cash flow to $6.9B for 2023.
•The year has shown the need for Netflix to balance consistency and continuous improvement with adaptability. In 2024, we see big opportunities to:
◦Increase our value to members by further improving the core (series and film), while broadening our offering (games, live and sports-adjacent programming);
◦Tap into a significant new long term revenue and profit pool by scaling our ads business;
◦Deepen our connection with fans through our marketing, consumer products and innovative new live experiences.
•We believe there is plenty of room for growth ahead as streaming expands, and our north star remains the same: to thrill members with our entertainment. If we can continue to improve Netflix faster than the competition, we’ll have an increasingly valuable business – for consumers, creators and shareholders.

Our summary results, and forecast for Q1, are below.

(in millions except per share data)	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24 Forecast
Revenue	$7,852	$8,162	$8,187	$8,542	$8,833	$9,240
Y/Y % Growth	1.9%	3.7%	2.7%	7.8%	12.5%	13.2%
Operating Income	$550	$1,714	$1,827	$1,916	$1,496	$2,420
Operating Margin	7.0%	21.0%	22.3%	22.4%	16.9%	26.2%
Net Income	$55	$1,305	$1,488	$1,677	$938	$1,976
Diluted EPS	$0.12	$2.88	$3.29	$3.73	$2.11	$4.49

Global Streaming Paid Memberships	230.75	232.50	238.39	247.15	260.28
Y/Y % Growth	4.0%	4.9%	8.0%	10.8%	12.8%
Global Streaming Paid Net Additions	7.66	1.75	5.89	8.76	13.12

Net cash provided by operating activities	$444	$2,179	$1,440	$1,992	$1,663
Free Cash Flow	$332	$2,117	$1,339	$1,888	$1,581
Shares (FD)	451.6	452.4	451.6	450.0	444.3

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Q4 Results and Forecast
Revenue in Q4 grew 12% year over year, or 13% on a foreign exchange (F/X) neutral basis.1 Our healthy top line growth reflects the benefits of paid sharing, our recent price changes and the strength of our underlying business driven by a strong slate. Revenue was $0.1B (2%) above our October forecast due to favorable F/X movement and stronger than anticipated membership growth. Paid net additions totaled 13.1M in Q4’23 vs. 7.7M in Q4’22 — our largest Q4 ever. ARM2 was up 1% year over year on both a reported and F/X neutral basis. This was in-line with our expectations of “roughly flat year-over-year” ARM due to limited price increases over the last 18 months, as well as price reductions in some countries early in 2023, which were partially offset by price rises in the US, UK and France in Q4’23.

In Q4’23, operating income amounted to $1.5B, up from $0.5B in the year ago period, while operating margin improved to 17% vs. 7% in the year ago quarter. We under-forecasted both operating income and operating margin (forecast of $1.2B and 13%, respectively) due to the revenue upside in the quarter and lower-than-planned spending. For 2023, we generated $7B of operating income, up 23% year over year. Operating margin for 2023 was 21% (both reported and using F/X rates at the beginning of 2023) — ahead of our 18%-20% beginning-of-year forecast.

EPS for the fourth quarter was $2.11 compared with $0.12 last year and our forecast of $2.15. EPS includes a $239 million non-cash unrealized loss from F/X remeasurement on our Euro denominated debt (due to the intra-quarter depreciation of the US dollar against most currencies).

As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report. Our primary financial metrics are revenue for growth and operating margin for profitability. Our goals are to sustain healthy revenue growth, expand operating margin and deliver growing free cash flow.

We enter 2024 with good momentum. We expect healthy double digit revenue growth for the full year 2024 on a F/X neutral basis driven by continued membership growth as well as improvement in F/X neutral ARM as we adjust prices. We’ll also continue to invest in and build our ads business; we expect strong growth in 2024 but off a small base so it’s not yet a primary driver of our overall revenue growth. Our aim is to make ads a more substantial revenue stream that contributes to sustained, healthy revenue growth in 2025 and beyond.

Our forecast for Q1’24 revenue growth of 13% includes a three percentage point headwind from F/X on a year over year basis, primarily due to the large decrease in the Argentine peso3 relative to the US dollar. Therefore, we expect revenue to increase 16% on a F/X neutral basis in Q1’24. Similar to prior years, we expect paid net additions to be down sequentially (reflecting typical seasonality as well as some likely pull forward from our strong Q4’23 performance) but to be up versus Q1’23 paid net adds of 1.8M. We expect global ARM to be up year over year on a F/X neutral basis in Q1.

We are increasing our full year 2024 operating margin forecast from 22%-23% to 24% (based on F/X rates as of January 1, 2024). This reflects the weakening of the US dollar vs. most other currencies since October as well as our stronger-than-forecasted Q4’23 performance and our expectation for how that will carry through 2024. As we noted in our Q3 letter, while we've launched a F/X risk management

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1 Excluding the year over year effect of foreign exchange rate movements. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.
2 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.
3 https://www.google.com/finance/quote/ARS-USD?sa=X&ved=2ahUKEwiJzZjyw-iDAxWpM0QIHRqlCooQmY0JegQIHhAv&window=1Y

2

program with a goal of reducing near term volatility, we aren't fully hedged, which is why we are still guiding and managing to a F/X neutral operating margin target. Our goal is to steadily increase our operating margin each year, though the rate of margin expansion may vary year to year.

2024 Perspective
Entertainment has always been a fast changing industry — with new technology and consumer behavior patterns creating new business models. Choice and control are the price of entry in modern entertainment, and that is streaming. It’s what consumers want, and we believe it’s the best way for our industry to stay relevant and growing. As Netflix has shown, it can also be a very healthy business. Since our global launch in 2016, we’ve been able to invest heavily in our slate — with content amortization up almost 3X from $4.8B in 2016 to $14.2B in 2023 — while steadily increasing our operating margins (up more than 5X, from 4% to 21% over the same period) and growing our free cash flow (from negative $3.3B in 2019 to positive $6.9B in 2023).

As our competitors adjust to these changes, it’s logical to expect further consolidation, particularly among companies with large and declining linear networks. We’re not interested in acquiring linear assets. Nor do we believe that further M&A among traditional entertainment companies will materially change the competitive environment given all the consolidation that has already happened over the last decade (Viacom/CBS, AT&T/Time Warner, Disney/Fox, Time Warner/Discovery, etc.). But we expect our industry to remain highly competitive given: the franchise strength and programming expertise within traditional entertainment companies; ongoing heavy investment from large tech players like YouTube, Amazon and Apple; and broader competition for people’s time, including gaming and social media (TikTok, Instagram etc.). It’s why continuing to improve our entertainment offering is so important, and as many of our competitors cut back on their content spend, we continue to invest in our slate. In FY24, we expect a high single digit percentage year over year increase in content amortization.

If we continue to execute well and drive continuous improvement — with a better slate, easier discovery and more fandom — while establishing ourselves in new areas like advertising and games, we believe we have a lot more room to grow. It’s a $600B+ opportunity revenue market across pay TV, film, games and branded advertising — and today Netflix accounts for only roughly 5% of that addressable market. And our share of TV viewing is still less than 10% in every country. But it all starts with the consumer. Because when we delight our members, we can drive more engagement, revenue and profit than the competition — creating an increasingly valuable entertainment company (for our members, content creators and shareholders) that will strengthen and grow over time.

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Source: Nielsen (Mexico4, Poland5, US6), Kantar (Brazil7, Spain8), BARB (UK9). The UK measures viewing across four screens (TV, smart phone, tablet and laptop), all others are TV only.

Content & Engagement

Despite a lot of competition for people’s time, we continue to improve our service and drive many times more viewing than any competitor other than YouTube. According to Nielsen, in the US in 2023, Netflix had the number one:
•Original TV series 48 out of 52 weeks (vs 49 out of 52 weeks in 2022);
•Original film 41 out of 52 weeks, a significant increase on 2022 when we took the top slot 25 out of 52 weeks; and
•Acquired series 44 out of 52 weeks (vs 43 out of 52 weeks in 2022).

In December, we published our first ever bi-annual What We Watched: A Netflix Engagement Report10 which also shows the scale of our engagement. It covers over 18,000 titles, which together drove nearly 100 billion view hours (99% of all viewing on Netflix) between January and June 2023. The report, which closely mirrors viewing patterns in our weekly Top 10 lists, underscored many of the trends we’ve highlighted in previous investor letters, and which we saw continue in Q4:

•Our ability to develop and sustain intellectual property (IP), with the success in Q4 of: Berlin*, our La Casa de Papel prequel (46.6M views11); Squid Game: The Challenge*, the reality TV version of Netflix’s most watched TV show ever (34.5M views), Virgin River S5 (34.3M views) and Selling Sunset S7* (11.9M views), as well as blockbuster finales for Sex Education and The Crown*, two beloved and critically acclaimed titles, which generated 45.7M and 30.0M views respectively;
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4 https://www.nielsen.com/news-center/2024/the-gauge-mexico-december-2023/
5 https://www.nielsen.com/news-center/2024/the-gauge-poland-december-2023/
6 https://www.nielsen.com/insights/2024/tv-usage-rises-in-december-video-gaming-drives-big-gains/
7 https://kantaribopemedia.com/audiencia-de-video/
8 https://www.kantar.com/es/inspiracion/consumo-audiovisual/consumo-audiovisual-diciembre-2023
9 https://www.barb.co.uk/monthly-viewing-summary/
10 https://about.netflix.com/en/news/what-we-watched-a-netflix-engagement-report
11 Views are based on the first 91 days of release. For titles released less than 91 days (denoted with an asterisk), data is from launch date through January 21, 2024. We publish weekly our top titles based on engagement at Netflix Top 10.12
12 https://www.netflix.com/tudum/top10/

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•The popularity of our new, original TV series, including in Q4: English language scripted series like My Life with the Walter Boys* (42.6M views) and All the Light We Cannot See* (35.4M views), unscripted hits like Beckham (44.0M views) and World War II from the Frontlines* (15.1M views) and animated series like Blue Eye Samurai* (13.1M views);
•The huge audiences generated by our films, including two animated hit films in Q4; Adam Sandler’s Leo* (108.1M views) and Chicken Run: Dawn of the Nugget* (43.8M views) and live action features like David Fincher’s The Killer* (70.5M views); Leave the World Behind* starring Julia Roberts (134.2M views) and Rebel Moon: A Child of Fire* from Zack Snyder (74.6M views) — of which the second installment premieres in April;
•The strength of our non-English programming, including Lupin S3 from France (50.0M views), Elite S7 (15.9M views) and the movie Nowhere from Spain (85.7M views), Cigarette Girl* from Indonesia (5.6M views), Yu Yu Hakusho* from Japan (19.3M views), Gyeongseong Creature* from Korea (13.6M views), The Railway Men* from India (11.2M views), Criminal Code* from Brazil (20.9M view) and Nothing to See Here* from Mexico (8.3M views); and
•The strong demand for licensed titles like Young Sheldon and The Super Mario Bros. Movie which generate tremendous value for our members and for rights holders.

Looking ahead, despite last year’s strikes pushing back the launch of some titles, we have a big, bold slate for 2024. Audiences will be able to choose from hit returning dramas like The Diplomat S2, Bridgerton S3, Squid Game S2 and Empress S2; unscripted series like Tour de France: Unchained S2, Love is Blind S6, F1: Drive to Survive S6 and Full Swing S2; and brand new shows like 3 Body Problem (based on the best selling novel and from the Game of Thrones showrunners), Griselda (starring Sofia Vegara, which premieres this week), The Gentlemen (from Guy Ritchie), Eric (starring Benedict Cumberbach), Avatar: The Last Airbender, Cien Años de Soledad, from Colombia based on the novel by Gabriel García Márquez and Senna from Brazil. On the film side, in addition to the Rebel Moon sequel, our slate includes Back in Action with Cameron Diaz and Jamie Foxx, Carry On from Steven Spielberg’s Amblin Entertainment starring Jason Bateman and Taron Edgerton, Spellbound from producer John Lasseter, Eddie Murphy reprising his role in Beverly Hills Cop: Axel F, and Six Triple Eight starring Kerry Washington and directed by Tyler Perry.

We continue to invest in and experiment with live programming — for example, with the upcoming SAG Awards and Netflix Slam, an exhibition tennis match between Rafael Nadal and Carlos Alcaraz. This will enable us to understand what audiences value most, and how to eventize these moments, as we did with Chris Rock’s stand-up special Selective Outrage in March 2023. Today, we’re excited to announce that starting in January 2025, WWE’s Raw will be live on Netflix13 exclusively in the US, Canada, UK and Latin America, with other countries and regions to be added over time. In addition, Netflix will become the home of WWE shows and specials outside the US, including SmackDown and NXT, as well as its premium live sports events — like Wrestlemania, SummerSlam and Royal Rumble — and award winning documentaries and series beginning in 2025. WWE is great sports entertainment with a huge, established and passionate fanbase, and we believe this long term partnership will be a big value add for our members.

We’ve been very excited by the reaction to our first stage production, Stranger Things: The First Shadow, based on our hit series Stranger Things. The show opened on London’s West End in December to rave reviews and sold out crowds. The show is an origin story of the series and all that happens in Hawkins, Indiana and the Upside Down. The play is part of a broader effort to give fans more ways to engage with

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13 https://about.netflix.com/en/news/netflix-to-become-new-home-of-wwe-raw-beginning-2025

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their favorite titles, including between seasons, through live experiences like Squid Game: The Trials in Los Angeles (timed to the launch of our reality competition show of Squid Game) and consumer products, like our recent Bridgerton wedding dress collection.

While it’s still early days for our games offering, engagement tripled last year — and despite games still being small, and certainly not yet material relative to our film and series business, we’re pleased with this progress. For example, in Q4, we debuted the Grand Theft Auto trilogy from Rockstar Games. This has become our most successful launch to date in terms of installs and engagement, with some consumers clearly signing up simply to play these games.

With over 260 million households and growing, no entertainment company has ever tried to program at this scale, and for so many tastes and cultures. That requires us to invest in a wide variety of movies and shows, and to continually improve our slate, title by title. The goal is simple: for people to know that when they start a show or movie, they will love it. Because when people regularly press play and stay, they’re happier and place a higher value on our service — which means they stick around longer (retention) and recommend Netflix to their friends (acquisition).

Monetization
Over the last few years we’ve increased sophistication on our pricing and plans strategy so that we can more effectively capture the value created by our service.

First, pricing. We seek to provide a range of prices and plans to meet a wide range of needs, including highly competitive starting prices. As we invest in and improve Netflix, we’ll occasionally ask our members to pay a little extra to reflect those improvements, which in turn helps drive the positive flywheel of additional investment to further improve and grow our service.

Second, ads. Scaling our ads business represents an opportunity to tap into significant new revenue and profit pools over the medium to longer term. In Q4‘23, like the quarter before, our ads membership increased by nearly 70% quarter over quarter, supported by improvements in our offering (e.g., downloads) and the phasing out of our Basic plan for new and rejoining members in our ads markets. The ads plan now accounts for 40% of all Netflix sign-ups in our ads markets and we’re looking to retire our Basic plan in some of our ads countries, starting with Canada and the UK in Q2 and taking it from there. On the advertiser side, we continue to improve the targeting and measurement we offer our customers.

Third, monetizing sharing. We believe we've successfully addressed account sharing, ensuring that when people enjoy Netflix they pay for the service too. Features like Transfer Profile and Extra Member were much requested, and many millions of our members are now taking advantage of them. At this stage, paid sharing is our normal course of business — creating a much bigger base from which we can grow and enabling us to more effectively penetrate the near term addressable market of ~500M connected TV households (excluding China and Russia), which should increase over time as broadband penetration rises.

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Cash Flow and Capital Structure
Net cash provided by operating activities in Q4 was $1.7B vs. $0.4B in the prior year period. Free cash flow (FCF)14 for Q4 was $1.6B vs. $0.3B in the prior year period. For the full year 2023, net cash provided by operating activities was $7.3B vs. $2.0B in 2022 while FCF totaled $6.9B compared to $1.6B in 2022. This included approximately $1B in delayed spending due to the WGA and SAG-AFTRA strikes. Over the past four years, we’ve generated $12B in net cash provided by operating activities and over $10B in positive FCF, recouping the $9B in net cash used in operating activities and $10B FCF deficit we generated from 2016-2019, when we invested heavily to build our original programming and production capabilities around the world.

As we’ve said previously, the strikes will cause some lumpiness in our year to year FCF progression. For the full year 2024, assuming no material swings in F/X, we currently expect FCF of approximately $6B. We continue to expect 2024 cash spend on content of up to $17B. In Q4’23, we repurchased 5.5M shares for $2.5B and we have $8.4B remaining under our current buyback authorization. We have $400M in senior notes maturing in Q1 of this year and we plan to pay that down with cash on hand.

Environmental, Social, and Governance (ESG)
We continue to evolve our executive compensation model to address feedback from shareholders. As outlined in our 8-K15 filed on December 8, 2023, the 2024 program reflects several key changes including: expanding participation in the performance-based bonus program to include our CFO, Chief Legal Officer and Executive Chairman (in addition to our co-CEOs), eliminating the ability to allocate compensation between cash and stock options, and granting long-term equity compensation in the form of RSUs and PSUs (tied to total shareholder return relative to the S&P 500) in lieu of stock options.

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14 Defined as cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.
15 https://d18rn0p25nwr6d.cloudfront.net/CIK-0001065280/dfd77d5e-0ed7-4ad0-8db5-aefc36d588f0.pdf

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Long Term Stock Price Performance
In each January investor letter, we provide an update on our long term stock performance. We continue to manage our business for the long term and under the belief that pleasing our members will lead to strong value creation for our fellow shareholders. We thank our equity and debt investors for their trust and for coming along with us on our journey to build one of the world’s leading entertainment companies.

Reference

For quick reference, our past investor letters can be found here16.

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16 https://ir.netflix.net/financials/quarterly-earnings/default.aspx

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Regional Breakdown

(in millions)	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23
UCAN Streaming:
Revenue	$3,595	$3,609	$3,599	$3,735	$3,931
Paid Memberships	74.30	74.40	75.57	77.32	80.13
Paid Net Additions	0.91	0.10	1.17	1.75	2.81
Average Revenue per Membership	$16.23	$16.18	$16.00	$16.29	$16.64
Y/Y % Growth	10%	9%	—%	—%	3%
F/X Neutral Y/Y % Growth	10%	9%	1%	—%	3%

EMEA:
Revenue	$2,350	$2,518	$2,562	$2,693	$2,784
Paid Memberships	76.73	77.37	79.81	83.76	88.81
Paid Net Additions	3.20	0.64	2.43	3.95	5.05
Average Revenue per Membership	$10.43	$10.89	$10.87	$10.98	$10.75
Y/Y % Growth	(10)%	(6)%	(3)%	2%	3%
F/X Neutral Y/Y % Growth	5%	1%	(1)%	(2)%	(1)%

LATAM:
Revenue	$1,017	$1,070	$1,077	$1,143	$1,156
Paid Memberships	41.70	41.25	42.47	43.65	46.00
Paid Net Additions	1.76	(0.45)	1.22	1.18	2.35
Average Revenue per Membership	$8.30	$8.60	$8.58	$8.85	$8.60
Y/Y % Growth	2%	3%	(1)%	3%	4%
F/X Neutral Y/Y % Growth	7%	8%	8%	8%	16%

APAC:
Revenue	$857	$934	$919	$948	$963
Paid Memberships	38.02	39.48	40.55	42.43	45.34
Paid Net Additions	1.80	1.46	1.07	1.88	2.91
Average Revenue per Membership	$7.69	$8.03	$7.66	$7.62	$7.31
Y/Y % Growth	(17)%	(13)%	(13)%	(9)%	(5)%
F/X Neutral Y/Y % Growth	(4)%	(6)%	(7)%	(6)%	(4)%
F/X Neutral ARM growth excludes the year over year effect of foreign exchange rate movements. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

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F/X Neutral Operating Margin Disclosure
To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2023 based on F/X rates at that time), absent intra-year fluctuations in F/X.

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January 23, 2024 Earnings Interview, 1:45pm PT
Our live video interview will be on youtube/netflixir17 at 1:45pm PT today. Co-CEOs Greg Peters and Ted Sarandos, CFO Spence Neumann and VP of Finance/IR/Corporate Development Spencer Wang, will all be on the video to answer questions submitted by sellside analysts.

IR Contact:	PR Contact:
Spencer Wang	Emily Feingold
VP, Finance/IR & Corporate Development	VP, Corporate Communications
408 809-5360	323 287-0756

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17 https://www.youtube.com/netflixir

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and adjusted operating profit and margin, and free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and adjusted operating profit and margin allow investors to compare our projected results to our actual results absent intra-year currency fluctuations and the impact of restructuring costs. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income (profit), operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements and in the F/X neutral operating margin disclosure above. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment and change in other assets, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.
Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter ending March 31, 2024 and fiscal year ending December 31, 2024; adoption and growth of streaming entertainment; growth outlook and market opportunity; competitive landscape and position; core strategy and business model; content offerings, including content licensing; slate strength; consumer products and live experiences; games; monetization through pricing and tiering structures, including paid sharing; ad-supported tier and its prospects; ads business; product features; acquisitions; impact of foreign exchange rates; foreign currency exchange hedging program; seasonality; cash balance and spend; stock repurchases; debt repayment; paid net additions, membership growth and retention; engagement; consolidated revenue, revenue growth; ARM, operating income, operating margin, net income, content amortization, and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; adoption of the ads plan and paid sharing; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 26, 2023. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues	$8,832,825	$8,541,668	$7,852,053	$33,723,297	$31,615,550
Cost of revenues	5,307,485	4,930,788	5,404,160	19,715,368	19,168,285
Marketing	916,617	558,736	831,610	2,657,883	2,530,502
Technology and development	673,341	657,159	673,926	2,675,758	2,711,041
General and administrative	439,273	478,591	392,453	1,720,285	1,572,891
Operating income	1,496,109	1,916,394	549,904	6,954,003	5,632,831
Other income (expense):
Interest expense	(175,212)	(175,563)	(170,603)	(699,826)	(706,212)
Interest and other income (expense)	(172,747)	168,218	(339,965)	(48,772)	337,310
Income before income taxes	1,148,150	1,909,049	39,336	6,205,405	5,263,929
Benefit from (provision for) income taxes	(210,312)	(231,627)	15,948	(797,415)	(772,005)
Net income	$937,838	$1,677,422	$55,284	$5,407,990	$4,491,924
Earnings per share:
Basic	$2.15	$3.80	$0.12	$12.25	$10.10
Diluted	$2.11	$3.73	$0.12	$12.03	$9.95
Weighted-average shares of common stock outstanding:
Basic	435,923	441,537	445,200	441,571	444,698
Diluted	444,292	450,011	451,649	449,498	451,290

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Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	December 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,116,913	$5,147,176
Short-term investments	20,973	911,276
Other current assets	2,780,247	3,208,021
Total current assets	9,918,133	9,266,473
Content assets, net	31,658,056	32,736,713
Property and equipment, net	1,491,444	1,398,257
Other non-current assets	5,664,359	5,193,325
Total assets	$48,731,992	$48,594,768
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,466,470	$4,480,150
Accounts payable	747,412	671,513
Accrued expenses and other liabilities	1,803,960	1,514,650
Deferred revenue	1,442,969	1,264,661
Short-term debt	399,844	—
Total current liabilities	8,860,655	7,930,974
Non-current content liabilities	2,578,173	3,081,277
Long-term debt	14,143,417	14,353,076
Other non-current liabilities	2,561,434	2,452,040
Total liabilities	28,143,679	27,817,367
Stockholders' equity:
Common stock	5,145,172	4,637,601
Treasury stock at cost	(6,922,200)	(824,190)
Accumulated other comprehensive loss	(223,945)	(217,306)
Retained earnings	22,589,286	17,181,296
Total stockholders' equity	20,588,313	20,777,401
Total liabilities and stockholders' equity	$48,731,992	$48,594,768

Supplemental Information
Total streaming content obligations*	$21,713,349	$21,831,947

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for recognition.

14

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net income	$937,838	$1,677,422	$55,284	$5,407,990	$4,491,924
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(3,529,191)	(2,883,839)	(3,985,192)	(12,554,703)	(16,839,038)
Change in content liabilities	49,059	(325,989)	274,364	(585,602)	179,310
Amortization of content assets	3,754,079	3,573,353	3,944,827	14,197,437	14,026,132
Depreciation and amortization of property, equipment and intangibles	86,567	90,660	93,387	356,947	336,682
Stock-based compensation expense	82,519	79,720	153,789	339,368	575,452
Foreign currency remeasurement loss (gain) on debt	239,371	(172,678)	461,681	176,296	(353,111)
Other non-cash items	154,896	115,688	123,688	512,075	533,543
Deferred income taxes	(171,128)	(86,277)	75,973	(459,359)	(166,550)
Changes in operating assets and liabilities:
Other current assets	(13,198)	103,766	(398,319)	(181,003)	(353,834)
Accounts payable	213,228	(68,390)	125,074	93,502	(158,543)
Accrued expenses and other liabilities	(194,536)	(65,029)	(379,629)	103,565	(55,513)
Deferred revenue	137,184	(5,733)	69,409	178,708	27,356
Other non-current assets and liabilities	(83,674)	(40,359)	(170,478)	(310,920)	(217,553)
Net cash provided by operating activities	1,663,014	1,992,315	443,858	7,274,301	2,026,257
Cash flows from investing activities:
Purchases of property and equipment	(81,632)	(103,929)	(111,593)	(348,552)	(407,729)
Acquisitions	—	—	(563,990)	—	(757,387)
Purchases of short-term investments	—	—	(911,276)	(504,862)	(911,276)
Proceeds from maturities of short-term investments	493,228	400,000	—	1,395,165	—
Net cash provided by (used in) investing activities	411,596	296,071	(1,586,859)	541,751	(2,076,392)
Cash flows from financing activities:
Repayments of debt	—	—	—	—	(700,000)
Proceeds from issuance of common stock	51,427	57,818	6,705	169,990	35,746
Repurchases of common stock	(2,500,000)	(2,500,100)	—	(6,045,347)	—
Other financing activities	(3,700)	(32,826)	—	(75,446)	—
Net cash provided by (used in) financing activities	(2,452,273)	(2,475,108)	6,705	(5,950,803)	(664,254)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	139,342	(122,707)	166,564	82,684	(170,140)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(238,321)	(309,429)	(969,732)	1,947,933	(884,529)
Cash, cash equivalents and restricted cash at beginning of period	7,356,836	7,666,265	6,140,314	5,170,582	6,055,111
Cash, cash equivalents and restricted cash at end of period	$7,118,515	$7,356,836	$5,170,582	$7,118,515	$5,170,582

15

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except percentages)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$1,663,014	$1,992,315	$443,858	$7,274,301	$2,026,257
Purchases of property and equipment	(81,632)	(103,929)	(111,593)	(348,552)	(407,729)
Non-GAAP free cash flow	$1,581,382	$1,888,386	$332,265	$6,925,749	$1,618,528

	Twelve Months Ended				Cumulative Forty-Eight Months Ended
	December 31, 2016	December 31, 2017	December 31, 2018	December 31, 2019	December 31, 2019
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(1,473,984)	$(1,785,948)	$(2,680,479)	$(2,887,322)	$(8,827,733)
Purchases of property and equipment	(107,653)	(173,302)	(173,946)	(253,035)	(707,936)
Change in other assets	(78,118)	(60,409)	(165,174)	(134,029)	(437,730)
Non-GAAP free cash flow	$(1,659,755)	$(2,019,659)	$(3,019,599)	$(3,274,386)	$(9,973,399)

	Twelve Months Ended				Cumulative Forty-Eight Months Ended
	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2023
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$2,427,077	$392,610	$2,026,257	$7,274,301	$12,120,245
Purchases of property and equipment	(497,923)	(524,585)	(407,729)	(348,552)	(1,778,789)
Change in other assets	(7,431)	(26,919)	—	—	(34,350)
Non-GAAP free cash flow	$1,921,723	$(158,894)	$1,618,528	$6,925,749	$10,307,106

	As Reported	Currency Translation Adjustment	Adjusted Revenue at 2022 Rates	Reported Change	Constant Currency Change
Non-GAAP reconciliation of reported and constant currency revenue growth for the quarter ended December 31, 2023:
Total revenues	$8,832,825	$28,294	$8,861,119	12%	13%

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